Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Lifevantage Corporation (the “Company”) of our report dated September 28, 2011 with respect to the consolidated balance sheets of the Company as of June 30, 2011 and 2010 and the related consolidated statements of operations, changes in stockholders’ deficit and comprehensive income and cash flows for the years ended June 30, 2011 and 2010, which report appears in the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission on September 28, 2011.

/s/ Ehrhardt Keefe Steiner & Hottman PC

August 21, 2012

Denver, Colorado